Exhibit 4.5

FIRST SUPPLEMENTAL WARRANT AGREEMENT

FIRST SUPPLEMENTAL WARRANT AGREEMENT (this “Supplemental Warrant Agreement”) dated as of March 3, 2006, among NTL Incorporated, a Delaware corporation formerly known as Telewest Global, Inc. (“New NTL”), NTL Holdings Inc., a Delaware corporation formerly known as NTL Incorporated (“Old NTL”), The Bank of New York, a New York banking corporation, as the successor Warrant Agent (the “Warrant Agent”) and Continental Stock Transfer and Trust Company, a New York banking corporation (the “Original Warrant Agent”).

WHEREAS, Old NTL and the Original Warrant Agent entered into a Series A Warrant Agreement on January 10, 2003 (the “Warrant Agreement”), providing for the issuance of a maximum of 12,500,000 warrants (the “Warrants”) to purchase shares of common stock of Old NTL;

WHEREAS, Section 12(h)(2) of the Warrant Agreement provides that, in the event of a merger of another person with Old NTL, each Warrant would automatically become exercisable for the kind and amount of stock, securities or other property or assets which the holder would have owned had the Warrant been exercised immediately prior to such merger;

WHEREAS, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of December 14, 2005, among New NTL, Old NTL, Neptune Bridge Borrower LLC, a Delaware limited liability company (“Merger Sub”) and a wholly-owned subsidiary of New NTL, and Merger Sub Inc., a Delaware limited liability company and a wholly-owned subsidiary of Old NTL, as amended by Amendment No.1 to Amended and Restated Agreement and Plan of Merger dated as of January 30, 2006, Merger Sub has merged (the “Merger”) with and into Old NTL and, in connection therewith, each Warrant automatically became exercisable for 2.94645 shares of common stock of New NTL in accordance with section 12(h)(2) of the Warrant Agreement;

WHEREAS, in connection with the Merger, Old NTL changed its name from NTL Incorporated to NTL Holdings Inc. pursuant to an amendment to its certificate of incorporation and New NTL changed its name from Telewest Global, Inc. to NTL Incorporated pursuant to a certificate of ownership and merger filed with the Secretary of State of the State of Delaware;

WHEREAS, New NTL desires by this Supplemental Warrant Agreement to expressly, irrevocably and unconditionally assume the covenants, agreements, obligations and undertakings of Old NTL under the Warrant Agreement and the Warrants;

WHEREAS, the Warrant Agent desires by this Supplemental Warrant Agreement to expressly, irrevocably and unconditionally assume the covenants, agreements, obligations and undertakings of the Original Warrant Agent under the Warrant Agreement, and the Original Warrant Agent desires to resign and be discharged from its obligations as the warrant agent under the Warrant Agreement; and

WHEREAS, all conditions and requirements necessary to make this Supplemental Warrant Agreement a valid legal instrument binding upon New NTL and the Warrant Agent in accordance with its terms have been performed and fulfilled by the applicable parties hereto, and the execution and delivery hereof have been in all respects duly authorized by the applicable parties hereto;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each party agrees, for the benefit of the others and for the equal and ratable benefit of the holders of the Warrants as follows:

Section 1. Definitions. For all purposes of this Supplemental Warrant Agreement, except as otherwise herein expressly provided or unless the context otherwise requires, the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Warrant Agreement.

Section 2. Notice to Holders. New NTL hereby agrees to mail the holders of the Warrants a notice describing this Supplemental Warrant Agreement in accordance with section 12(h)(2)(c) of the Warrant Agreement.

Section 3. Assumption of Obligations of Old NTL. New NTL hereby expressly, irrevocably and unconditionally assumes each and every covenant, agreement, obligation and undertaking of Old NTL in the Warrant Agreement as if New NTL had been named the Company in the Warrant Agreement and the original issuer of the Warrants, and also hereby expressly, irrevocably and unconditionally assumes each and every covenant, agreement, obligation and undertaking of Old NTL in each Warrant outstanding on the date of this Supplemental Warrant Agreement.

Section 4. Resignation of the Original Warrant Agent. The Original Warrant Agent hereby resigns and is discharged from the obligations created by the Warrant Agreement. The Original Warrant Agent and Old NTL hereby waive notice of such resignation.

Section 5. Assumption of Obilgations of the Original Warrant Agent. The Warrant Agent hereby expressly, irrevocably and unconditionally assumes each and every covenant, agreement, obligation and undertaking of the Original Warrant Agent in the Warrant Agreement as if the Warrant Agent had been named the Warrant Agent in the Warrant Agreement.

Section 6. Further Assurances. New NTL hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably necessary to more fully effect the purposes of this Supplemental Warrant Agreement and the Warrant Agreement.

Section 7. Adjustment. In accordance with the provisions of Section 12(h)(2) of the Warrant Agreement, concurrent with the effective time of the Merger, each Warrant automatically becomes exercisable for 2.94645 shares of common stock of New NTL at the Exercise Price of $105.17 per share.

Section 8. Effect of Supplemental Warrant Agreement. Upon the execution and delivery of this Supplemental Warrant Agreement by New NTL, Old NTL and the Warrant Agent, the Warrant Agreement shall be supplemented in accordance herewith, and this Supplemental Warrant Agreement shall form a part of the Warrant Agreement for all purposes, and every holder of a Warrant heretofore or hereafter countersigned and delivered under the Warrant Agreement shall be bound hereby.

Section 9. Warrant Certificates. The registered holder of a Warrant Certificate may request New NTL to exchange his or her Warrant Certificate for a warrant certificate substantially in the form set forth in Exhibit A attached hereto (a “New Warrant Certificate”), and New NTL may issue New Warrant Certificates in its sole discretion.

Section 10. Warrant Agreement Remains in Full Force and Effect. Except as expressly amended and supplemented hereby, the Warrant Agreement is in all respects ratified and confirmed and all terms, conditions and provisions of the Warrant Agreement shall remain in full force and effect.

Section 11. Warrant Agreement and Supplemental Warrant Agreement Construed Together. This Supplemental Warrant Agreement is a warrant agreement supplemental to and in implementation of the Warrant Agreement, and the Warrant Agreement and this Supplemental Warrant Agreement shall be read and construed together.

Section 12. Notices to New NTL and the Warrant Agent. Any notice or demand authorized or permitted by the Warrant Agreement to be given or made by the Warrant Agent or by the registered holder of any Warrant Certificate to or on New NTL shall be sufficiently given or made when and if deposited in the mail, first class or registered, postage prepaid, addressed (until another address is filed in writing by New NTL with the Warrant Agent), as follows:

NTL Incorporated

909 Third Avenue, Suite 2863

New York, New York 10022

United States of America

Attention: General Counsel

With a copy to:

NTL Incorporated

Bartley Wood Business Park

Bartley Way

Hook, Hampshire

RG27 9UP

United Kingdom

Attention: General Counsel

Facsimile No.: +44 1256 752 100

Any notice pursuant to this Supplemental Warrant Agreement or the Warrant Agreement to be given by New NTL or by the registered holder(s) of any Warrant Certificate to the Warrant Agent shall be sufficiently given when and if deposited in the mail, first-class or registered, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with New NTL) to the Warrant Agent at the Warrant Agent Office as follows:

The Bank of New York

101 Barclay Street, Floor 11E

New York, New York  10286

United States of America

Facsimile No. +1 212 815 6979

Attention: Stock Transfer Administration

Section 13. Successors. All the covenants and provisions of this Supplemental Warrant Agreement by or for the benefit of New NTL or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 14. Governing Law; Jurisdiction. This Supplemental Warrant Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the internal laws of said state. The parties hereto irrevocably consent to the jurisdiction of the courts of the state of New York and any federal court located in such state in connection with any action, suit or proceeding arising out of or relating to this Supplemental Warrant Agreement. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

Section 15. Benefits of Supplemental Warrant Agreement. Nothing in this Supplemental Warrant Agreement shall be construed to give to any person other than New NTL, Old NTL, the Warrant Agent, the Original Warrant Agent and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Supplemental Warrant Agreement; but this Supplemental Warrant Agreement shall be for the sole and exclusive benefit of New NTL, Old NTL, the Warrant Agent, the Original Warrant Agent and the registered holders of the Warrant Certificates.

Section 16. Counterparts. This Supplemental Warrant Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 17. Certain Duties and Responsibilities of Warrant Agent. In entering into this Supplemental Warrant Agreement, the Warrant Agent shall be entitled to the benefit of every provision of the Warrant Agreement relating to the conduct or affecting the liability of or affording protection to the Warrant Agent, whether or not elsewhere herein so provided. The Warrant Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Warrant Agreement.

Section 18. Certain Amendments to the Warrant Agreement.

(a)                                  Section 1 of the Warrant Agreement is hereby amended by inserting the following at the end of the first sentence thereof:

“The Company may from time to time appoint such Co-Warrant Agents as is may deem necessary or desirable upon ten (10) days’ prior written notice to the Warrant Agent. The

Warrant Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Warrant Agent.”

(b)                                 Section 17 of the Warrant Agreement is hereby amended by inserting the following immediately preceding the word “upon” in the first sentence thereof: “(and no implied duties or obligations shall be read into this Agreement against the Warrant Agent)”.

(c)                                  Section 17(c) of the Warrant Agreement is hereby amended by inserting the following:

“The Warrant Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Warrant Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder”.

(d)                                 Section 17(d) of the Warrant Agreement is hereby amended by (i) inserting the following at the beginning of such subsection:

“The Warrant Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Warrant Agent and conforming to the requirements of this Agreement.”;

and  (ii) inserting the following between “instrument” and “believed”:  “(whether in its original or facsimile form)”.

(e)                                  Section 17(e) of the Warrant Agreement is hereby amended in its entirety to read as follows:

“(e)                            The Company agrees to pay to the Warrant Agent such compensation for all services rendered by the Warrant Agent in the administration and execution of this Agreement as the Company and the Warrant Agent shall agree in writing to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the execution of this Agreement (including fees and expenses of its counsel) and to indemnify the Warrant Agent (and any predecessor Warrant Agent) and save it harmless against any and all claims (whether asserted by the Company, a holder or any other person), damages, losses, expenses (including taxes other than taxes based on the income of the Warrant Agent), liabilities, including judgments, costs and counsel fees and expenses, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of its gross negligence or willful misconduct. The provisions of this Section 17(e) shall survive the expiration of the Warrants and the termination of this Agreement.”

(f)                                    Section 17(h) of the Warrant Agreement is hereby amended in its entirety to read as follows:

“(h)                           The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence or willful misconduct. The Warrant Agent shall not be liable for any error of judgment made in good faith by it, unless it shall be proved that the Warrant Agent was grossly negligent in ascertaining the pertinent facts. Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of the loss or damage and regardless of the form of the action.”

(g)                                 The Warrant Agreement is hereby amended by adding the following new subsections to Section 17:

“(j)                               Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Warrant Agent shall have any liability to any holder of a Warrant Certificate or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided that the Company must use its reasonable best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

(k)                                  Any application by the Warrant Agent for written instructions from the Company may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

(l)                                     No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights.

(m)                               In addition to the foregoing, the Warrant Agent shall be protected and shall incur no liability for, or in respect of, any action taken or omitted by it in connection with its administration of this Agreement if such acts or omissions are in reliance upon (i) the proper execution of the certification concerning beneficial ownership appended to the form of assignment and the form of the election attached hereto unless the Warrant Agent shall have actual knowledge that, as executed, such certification is untrue, or (ii) the non-execution of such certification including, without limitation, any refusal to honor any otherwise permissible assignment or election by reason of such non-execution.

(n)                                 The Company acknowledges that the Warrant Agent is subject to the customer identification program requirements under the USA PATRIOT Act and its implementing regulations, and that the Warrant Agent must obtain, verify and record information that allows the Warrant Agent to identify the Company. Accordingly, prior to opening an account hereunder the Warrant Agent may request information (including but not limited to the Company’s name, physical address, tax identification number and other information) that will help the Warrant Agent to identify the organization such as organizational documents, certificate of good standing, license to do business, or any other information that will allow the Warrant Agent to identify the Company. The Company agrees that the Warrant Agent cannot open an account hereunder unless and until the Warrant Agent verifies the Company’s identity in accordance with its customer identification program.”

(h)                                 Section 21 of the Warrant Agreement is hereby amended by adding the following after the first sentence thereof:

“Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 21, the Warrant Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the prior written consent of the Warrant Agent must be obtained in connection with any supplement or amendment which alters the rights or duties of the Warrant Agent.”

(i)                                     Section 24 of the Warrant Agreement is hereby amended by adding the following immediately after the second sentence thereof:

“Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.”

(j)                                     The Warrant Agreement is hereby amended by adding the following new Section 28 thereto:

“SECTION 28. Force Majeure. In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.”

IN WITNESS WHEREOF, the parties have caused this Supplemental Warrant Agreement to be duly executed as of the date first written above.

NTL INCORPORATED

By:	/s/ Bryan Hall
	Name:	Bryan Hall
	Title:	Secretary

NTL HOLDINGS INC.

By:	/s/ Bryan Hall
	Name:	Bryan Hall
	Title:	Secretary

THE BANK OF NEW YORK
as Warrant Agent

By:	/s/ Kerri Shenkin
	Name:	Kerri Shenkin
	Title:	Assistant Vice President

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ William Seegraber
	Name:	William Seegraber
	Title:	Vice President

EXHIBIT A to the

First Supplemental Warrant Agreement

Form of Warrant Certificate

[Face of Warrant Certificate]

EXERCISABLE ON OR AFTER THE DATE OF THIS CERTIFICATE AND

PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 10, 2011 AND

ONLY IF COUNTERSIGNED BY THE WARRANT AGENT

NTL INCORPORATED

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

No. NIW                                                                                                                                                                    CUSIP No. 62941W 11 9                                                                                                                                    Warrants

SERIES A WARRANTS

This certifies that                                                   , or registered assigns, is the registered holder of                        Series A warrants (the “Warrants”), to purchase shares of common stock, par value $0.01 per share, together with associated preferred stock purchase rights (the “Common Stock”), of NTL Incorporated, a Delaware corporation (the “Company”). Each Warrant entitles the holder upon exercise at any time on or after the date of this Warrant Certificate and prior to 5:00 p.m., New York City Time, on January 10, 2011 to receive from the Company 2.94645 fully paid and nonassessable shares of Common Stock (each a “Warrant Share”) for each Warrant at the initial exercise price (the “Exercise Price”) of $105.17 per share payable (i) in United States dollars or (ii) by certified or official bank check for United States Dollars made payable to the order of “NTL Incorporated”. In lieu of payment of the aggregate Exercise Price as aforesaid and subject to applicable law, the holder of a Warrant may request the payment by the Company of the “Spread”, which shall, subject to Section 14 of the Series A Warrant Agreement, dated as of January 10, 2003, by and between NTL Incorporated and Continental Stock Transfer & Trust Company, as Warrant Agent, as supplemented by the First Supplemental Warrant Agreement, dated as of March 3, 2006 among the Company, NTL Holdings Inc., Continental Stock Transfer and Trust Company and The Bank of New York, as Warrant Agent (the “Warrant Agreement”), be delivered by the Company by delivering to such Warrant holder a number of shares of Common Stock equal to (a)(i) the product of (x) the current market price per share of Common Stock (as of the date of receipt of the request to the Company), multiplied by (y) the number of Warrant Shares underlying the Warrants being exercised, minus (ii) the product of (x) the Exercise Price, multiplied by (y) the number of Warrant Shares underlying the Warrants being exercised, divided by (b) the current market price per share of Common Stock (as of the date of receipt of the request to the Company). The Exercise Price and number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement. No Warrant may be exercised after 5:00 p.m., New York City Time, on January 10, 2011, and to the extent not exercised by such time such Warrants shall become void. This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement. Reference is made to the further provisions of this Warrant Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place. This Warrant Certificate shall be governed and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, NTL Incorporated has caused this Warrant Certificate to be signed by the undersigned President and the undersigned Secretary of the Company and has caused its corporate seal to be imprinted hereon.

Dated:
NTL Incorporated

[Corporate Seal]

By:
President	Secretary

Countersigned:
[ ]

By:
Authorized Officer

[Reverse of Warrant Certificate]

NTL INCORPORATED (SERIES A WARRANT)

By accepting a Warrant Certificate, each holder shall be bound by all of the terms and provisions of the Warrant Agreement (a copy of which is available on request to the Secretary of the Company) and any amendments thereto as fully and effectively as if such holder had signed the same.

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants by the Company expiring at 5:00 p.m., New York City Time, on January 10, 2011, entitling the holder upon proper exercise to receive shares of Common Stock and are issued or to be issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants.

The holder of the Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth below on this Warrant Certificate properly completed and executed, together with payment of the aggregate Exercise Price in accordance with the provisions set forth on the face of this Warrant Certificate. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not exercised.

The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price and the number of shares of Common Stock issuable upon exercise of this Warrant, in each case, set forth on the face hereof may, subject to certain conditions, be adjusted. If the Exercise Price is adjusted, the Warrant Agreement provides that the number of shares of Common Stock issuable upon the exercise of each Warrant may be adjusted. No fractions of a share of Common Stock will be issued upon the exercise of any Warrant, but the Company will pay the cash value in lieu thereof determined as provided in the Warrant Agreement.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the principal corporate trust office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

The Warrant Agreement permits, with certain exceptions therein provided, the supplementing or amendment thereof at any time by the Company and the Warrant Agent with the written consent of registered holders of a majority of the then outstanding Warrants (excluding Warrants held by the Company or any of its controlled affiliates). Any such consent by or on behalf of a holder of a Warrant shall be conclusive and binding upon such holder and upon all future holders of this Warrant and any Warrant issued upon the registration of transfer thereof or in exchange thereof whether or not notation of such consent is made upon such Warrant or any other Warrant.

THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE ARE ACCOMPANIED BY CERTAIN RIGHTS AS SET FORTH IN THE RIGHTS AGREEMENT (THE “RIGHTS AGREEMENT”) BY AND BETWEEN THE COMPANY AND THE BANK OF NEW YORK (THE “RIGHTS AGENT”), THE TERMS OF WHICH ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY. THE COMPANY WILL MAIL TO THE HOLDER OF THIS WARRANT CERTIFICATE A COPY OF THE RIGHTS AGREEMENT, AS IN EFFECT ON THE DATE OF MAILING, WITHOUT CHARGE, PROMPTLY AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR TO THE SECRETARY OF THE COMPANY. UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS ISSUED TO, OR HELD BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR ANY AFFILIATE OR ASSOCIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT), WHETHER CURRENTLY HELD BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, MAY BECOME NULL AND VOID.